2018 Independent Director Compensation Policy

The compensation and benefits for service as a member of the Board of Directors is determined by our Board of Directors. Directors employed by us or one of our subsidiaries are not compensated for service on the Board or on any committee of the Board; however, we reimburse each of our directors for any out-of-pocket expenses in connection with attending meetings of our Board of Directors and committees of the Board of Directors. Each of our non-employee directors, other than Mr. Khazani and Mr. Nia, are entitled to a fee of $30,000 per year for his or her service as a director. Members of the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee each receive an additional $7,500, $5,000 and $2,500, respectively, per year for his or her service on such committee. The chairpersons of the Board, the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee each receive an additional $25,000, $14,500, $5,000, and $5,000, respectively, per year for his or her service as chairperson for such committee.

In addition, on the date of each annual stockholders meeting, each person who has served as an independent member of the Board of Directors for at least six months before the date of the stockholder meeting will be granted $50,000 of restricted stock units based on the closing stock price on the grant date and our Chairman of the Board (provided such Chairman has served as an independent member of the Board of Directors and Chairman for at least six months before the date of the stockholder meeting) will be granted an additional $25,000 of restricted stock units based on the closing price on the grant date. These restricted stock units will vest in full at the 2019 Annual Meeting of Stockholders, subject to the director’s continuing service on our Board of Directors. These restricted stock units will also immediately vest in full upon a change in control of the Company. The restricted stock units are to be granted under our 2016 Equity Incentive Plan.